UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1)*



                            Ortec International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    68749B405
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

   Check the appropriate box to designate the rule pursuant to which this Statement is filed:

  [ ] Rule 13d-1(b)

  [X] Rule 13d-1(c)

  [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68749B405                    13G                     Page 2 of 9 Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sargon Capital International Fund Ltd.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 448,045
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  448,045
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           448,045
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.6%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68749B405                    13G                     Page 3 of 9 Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sargon Capital, LLC
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    448,045
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  448,045
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           448,045
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.6%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68749B405                    13G                     Page 4 of 9 Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ms. Margaret Chu
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    448,045
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  448,045
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           448,045
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.6%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68749B405                    13G                     Page 5 of 9 Pages

--------------------------------------------------------------------------------

ITEM 1(a).    NAME OF ISSUER:

              Ortec International, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              3960 Broadway
              New York, NY 10032

ITEM 2(a).    NAME OF PERSON FILING.
ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
ITEM 2(c).    CITIZENSHIP.

              Sargon Capital International Fund Ltd. (the "Reporting Person") c/o Sargon Capital, LLC
              6 Louis Drive
              Montville, NJ 07045
              British Virgin Islands corporation

              Sargon Capital, LLC (the "Investment Advisor")
              6 Louis Drive
              Montville, NJ 07045
              Delaware limited liability company

              Ms. Margaret Chu ("Ms. Chu")
              Manager of the Investment Advisor
              6 Louis Drive
              Montville, NJ 07045
              United States citizen

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $0.001 per share

ITEM 2(e).    CUSIP NUMBER:

              68749B405

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable

CUSIP No. 68749B405                    13G                     Page 6 of 9 Pages

--------------------------------------------------------------------------------

ITEM 4.       OWNERSHIP.

              The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in
              Item 1 as of December 31, 2003:

              1. The Reporting Person.

                 (a)  Amount beneficially owned: 448,045 shares of Common Stock.

                 (b)  Percent of Class: 8.6%

                 (c)  Number of shares as to which such person has:

                      (i)   sole power to vote or direct the vote: 448,045

                      (ii)  shared power to vote or direct the vote: 0

                      (iii) sole power to dispose or direct the disposition of:
                            448,045

                      (iv) shared power to dispose or direct the disposition of: 0

              2. The Investment Advisor - same as Ms. Chu, see below.

              3. Ms. Chu.

                 (a) Amount beneficially owned: 448,045 shares of Common Stock.

                 (b) Percent of Class:  8.6%

                 (c) Number of shares as to which such person has:

                     (i)    sole power to vote or direct the vote: 0

                     (ii)   shared power to vote or direct the vote: 448,045

                     (iii) sole power to dispose or direct the disposition of: 0

                     (iv) shared power to dispose or direct the disposition of: 448,045

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable

CUSIP No. 68749B405                    13G                     Page 7 of 9 Pages

--------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable

ITEM 10.      CERTIFICATION.

              Certification pursuant to Rule 13d-1(c):

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 68749B405                    13G                     Page 8 of 9 Pages

--------------------------------------------------------------------------------

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Dated:  February 13, 2004

                                   SARGON CAPITAL INTERNATIONAL FUND LTD.
                                   By: Sargon Capital, LLC,
                                       its Investment Advisor


                                   By: /s/ Margaret Chu
                                      ------------------------------------------
                                       Name:   Margaret Chu
                                       Title:  Manager


                                   SARGON CAPITAL, LLC


                                   By: /s/ Margaret Chu
                                      ------------------------------------------
                                       Name:   Margaret Chu
                                       Title:  Manager


                                       /s/ Margaret Chu
                                      ------------------------------------------
                                                   Margaret Chu

CUSIP No. 68749B405                    13G                     Page 9 of 9 Pages

--------------------------------------------------------------------------------


                                    EXHIBIT A
                             JOINT FILING AGREEMENT

This Agreement is filed as an exhibit to this Amendment No. 1 to Schedule 13G being filed by Sargon Capital International Fund Ltd., Sargon Capital, LLC and Ms. Margaret Chu in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, which requires an agreement in writing indicating that this Amendment No. 1 to Schedule 13G to which this Agreement is attached is filed on behalf of the below-named companies, that they are each responsible for the timely filing of the Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such persons contained therein.

Dated:  February 13, 2004

                                   SARGON CAPITAL INTERNATIONAL FUND LTD.
                                   By: Sargon Capital, LLC,
                                       its Investment Advisor


                                   By: /s/ Margaret Chu
                                      ------------------------------------------
                                       Name:   Margaret Chu
                                       Title:  Manager


                                   SARGON CAPITAL, LLC


                                   By: /s/ Margaret Chu
                                      ------------------------------------------
                                       Name:   Margaret Chu
                                       Title:  Manager


                                       /s/ Margaret Chu
                                      ------------------------------------------
                                                   Margaret Chu